Exhibit 16.1

April 22, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: IT Tech Packaging, Inc.

Dear Sir or Madam:

We have read the statements made by IT Tech Packaging, Inc. on its Form 8-K dated April 22, 2026. We agree with the statements concerning our firm in such Form 8-K; We are not in a position to agree or disagree with other statements of IT Tech Packaging, Inc. contained therein.

Very truly yours,

/s/ GGF CPA LTD